UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 16, 2011

iStar Financial Inc.

(Exact name of registrant as specified in its charter)

Maryland	1-15371	95-6881527
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1114 Avenue of the Americas, 39th Floor New York, New York	10036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 930-9400

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry Into a Material Definitive Agreement.

On March 16, 2011, iStar Financial Inc. entered into a $2.95 billion credit agreement and related documents with J.P. Morgan Chase Bank, N.A., as administrative agent, The Royal Bank of Scotland PLC and Barclays Bank PLC, as syndication agents, Bank of America, N.A., as documentation agent, and J.P. Morgan Securities LLC, Barclays Capital and RBS Securities Inc., as joint lead arrangers and joint bookrunners.

The credit agreement provides for two tranches of term loans:  a $1.50 billion A-1 tranche due June 28, 2013 that bears annual interest at LIBOR plus 3.75%, and a $1.45 billion A-2 tranche due June 30, 2014 that bears annual interest at LIBOR plus 5.75%.  Both tranches are subject to a LIBOR floor of 1.25%.

Outstanding borrowings under the new financing will be collateralized by a first lien on a fixed pool of approximately $3.69 billion of assets.  Proceeds from principal repayments and sales of collateral will be applied to amortize outstanding borrowings, beginning with the A-1 tranche.

iStar must meet minimum cumulative amortization requirements on the A-1 tranche as follows:  $200.0 million by December 30, 2011, $450.0 million by June 30, 2012, $750.0 million by December 31, 2012 and $1.50 billion by June 28, 2013.  The A-2 tranche will begin amortizing after the repayment in full of the A-1 tranche, with minimum cumulative amortization payments of $150.0 million due six months after payment in full of the A-1 tranche, and additional payments of $150 million due by each six months anniversary thereafter until maturity.

The new credit agreement contains covenants relating to the collateral, including a covenant to maintain collateral coverage of not less than 1.25x outstanding borrowings, and covenants relating to the provision of information, restricted payments and other customary matters; however, the facilities contain no corporate level financial covenants such as minimum net worth, fixed charge coverage or minimum unencumbered assets covenants.

The new credit agreement contains customary events of default, including payment defaults, failure to perform covenants, defaults under other recourse indebtedness above specified thresholds, change of control, bankruptcy events and defaults under the collateral agreement.  Some of the events of default are subject to cure periods.

The foregoing description of the new credit agreement does not purport to be complete and is qualified in its entirety by reference to the new credit agreement, a copy of which is filed as an exhibit to this report and is incorporated herein by reference.

The new credit agreement and related agreements have been provided solely to inform investors of its terms.  The agreements contain representations and warranties by iStar made solely for the benefit of the lenders and other parties under the agreements.  The assertions embodied in those representations and warranties are qualified by information that the parties have exchanged in connection with signing the new credit agreement.  Moreover, the representations and warranties in the new credit agreement and related agreements were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders or may have been used for the purpose of allocating risk between the parties.  Accordingly, investors are not third-party beneficiaries under the credit agreement and related agreements and should not rely on the representations and warranties in the new credit agreement and related agreements as characterizations of the actual state of facts about iStar at the time they were made or otherwise.

ITEM 9.01	Financial Statements and Exhibits.

Exhibit	10.1	Credit Agreement, dated as of March 16, 2011.
	10.2	Security Agreement, dated as of March 16, 2011.
	10.3	Guarantee Agreement, dated as of March 16, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

iSTAR FINANCIAL INC.

Date: March 22, 2011	By:	/s/ Jay Sugarman
Jay Sugarman
Chairman and Chief Executive Officer

Date: March 22, 2011	By:	/s/ David DiStaso
David DiStaso
Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number		Description

Exhibit	10.1	Credit Agreement, dated as of March 16, 2011.
	10.2	Security Agreement, dated as of March 16, 2011.
	10.3	Guarantee Agreement, dated as of March 16, 2011.